October 9, 2025

Securities and Exchange Commission

450 5th Street, N.W.

Washington, DC 20549

Re:	The Guardian Insurance & Annuity Company, Inc. (File No. 333-272291)

Post-Effective Amendment No. 9 to the Registration Statement on Form N-4

Dear Commissioners:

This opinion is furnished in connection with the proposed offering of the registered index linked annuity contracts (“Contract” or “Contracts”) by The Guardian Insurance & Annuity Company, Inc. (“GIAC”) pursuant to a registration statement on Form N-4 filed by GIAC (File No. 333-272291) with the Securities and Exchange Commission.

I have made such investigation of law and examined such records and documents as in my judgment are necessary or appropriate to render the opinion expressed below. In my opinion:

(1) GIAC is a corporation duly organized and validly existing under the laws of the State of Delaware.

(2) The offer and sale of the Contracts by GIAC have been duly authorized and each Contract, when delivered and when the payment thereunder is made in accordance with the prospectus as contained in the registration statement and with the applicable local law, will be a legal, valid and binding obligation of GIAC in accordance with its terms. Owners of the Contracts, as such, will not be subject to any deductions and charges by GIAC other than those described or referred to in the prospectus.

I hereby consent to the filing of this opinion as an exhibit to this post-effective amendment filing to the Registration Statement on Form N-4.

Very truly yours,

/s/ Patrick D. Ivkovich
Patrick D. Ivkovich